Exhibit 10.18

Kadimastem Ltd.

Registrar of Companies Number: 514192558

(the “Company”)

Dated: 09/12/2021

Company: 6409

To:

The National Authority for Technological Innovation

RE: Letter of Commitment and Notice of Commencement of an Approved Program

1.	We hereby sign this Letter of Commitment and Notice of Commencement of the Approved Program (hereinafter: the "Letter of Commitment") in relation to the approval of the committee responsible for operating the program (hereinafter: the "Research Committee"), which is attached to the Letter of Commitment that was granted on 07/12/2021, regarding the approved program whose details are specified as follows:

Program Subject: Scaled-up production of astrocytes cells for cell therapy (AstroRx) (hereinafter: “The Approved Program”).

The incentive program of the Innovation Authority under which the application was approved: Incentive Program No. 36A – Mofet – R&D in the Manufacturing Industry (hereinafter: the "Program")

File number in the Innovation Authority System: 77018

2.	We hereby notify you that we have commenced the implementation of the approved program in accordance with the approval granted by the Research Committee.

3.	We declare and undertake to comply with all the provisions of the Program, the Law for the Encouragement of Research, Development and Technological Innovation in Industry, 1984 (hereinafter: the "Innovation Law"), the rules and procedures established pursuant thereto, and the approval of the Research Committee, including:

1)	The obligation not to transfer to any third party the knowledge, the rights to it, or the manufacturing rights derived from the research and development, without the approval of the Research Committee.

2)	To pay royalties and submit all required reports in accordance with the law and the Program, as well as the procedures and regulations established pursuant thereto.

3)	We agree to assign this file, numbered: 77018, to Program: 77018, concerning the scaled-up production of astrocytes for cell therapy (AstroRx).

4.	We declare that we have read all the financial reporting procedures for R&D purposes and will act in accordance with them, including all matters related to the computerized system for reporting hours allocated to tasks.

5.	Other Commitments:

None.

6.	We hereby declare that we do not maintain a separate and dedicated account within our financial bookkeeping system for the execution of the approved program. The records kept are chronological, direct, original, systematic, and based solely on documentation.

7.	We hereby declare that we are aware that the grant in question will be paid subject to the terms of the approval, the provisions of the Program, the Innovation Law, and the rules and procedures established pursuant thereto.

8.	The attached budget, with all its details, terms, and appendices, constitutes a binding framework. Expenses exceeding this detailed framework will not be recognized unless approved in advance and in writing by the Authority.

9.	We undertake to comply with the following provisions:

a.	The Company will be entitled to an advance payment in accordance with the Innovation Authority's procedures and the conditions specified in the Research Committee's approval, provided that the actual execution of the program has commenced. The advance will be offset against payments due based on the financial reports, excluding the regular advance.

b.	Any additional payment will be made based on a detailed financial report that complies with the Innovation Authority’s procedures. The payment will be made after such a report has been reviewed. The grant recipient is required to submit a financial report every 3 months and a technical report at least once every six months, using the Innovation Authority’s designated forms or their approved equivalents.

c.	The accuracy of the financial report must be confirmed by an authorized representative of the Company and must be accompanied by documents verifying actual payments to subcontractors, if such expenses are reported.

d.	Any payment of the approved grant will be considered an advance payment until the final report is approved. Until the final report is approved, no more than 90% (including the regular advance) of the approved budget or of the amount reported in the financial report, whichever is lower, will be paid. The balance will be paid only after submission of a final financial report and a final technical report, along with a certification by the Company’s accountant. The payment will be made after the reports are reviewed by the Innovation Authority or its representative.

e.	The Company’s accounting records, including its balance sheets, will be open for inspection by the Innovation Authority for a period of seven years from the start of the approved program, or six years from the submission of the final financial report, whichever is later.

f.	The Innovation Authority shall have the right to offset any amount owed to it by the Company from the approved grant.

g.	The Company may not cease execution of the approved program without prior written approval from the Innovation Authority. In the event that the program is terminated without such approval, the Authority shall be entitled to demand repayment of the grant, including interest as required by law.

h.	The Company is entitled to submit a final financial report, certified by its accountant, in a format acceptable to the Innovation Authority, no later than 3 months from the date of completion of the approved program.

i.	The Authority is entitled to request additional technical reports at any time.

j.	No expense will be recognized unless payment has been made for it, except for overhead salary provisions.

k.	The final financial report may include expenses accrued during the approved R&D period and paid no later than 60 days after its completion.

l.	The Authority reserves the right to demand interest and linkage differentials in accordance with the law for any amount owed by the grant recipient.

10.	We hereby declare that the various terms set forth in this Letter of Commitment do not derogate from any provision of the Innovation Law, the Program, or any applicable law governing the granting of support for the approved program.

11.	We hereby undertake to comply with intellectual property laws in the state of Israel. We acknowledge and agree that if we are convicted of an offense related to intellectual property law, the Innovation Authority shall be entitled to retroactively revoke any benefit granted to us, including a grant, loan, financial incentive, or any other monetary advantage, in whole or in part, and to demand repayment with interest and linkage differentials as prescribed by law.

Corporate Signature

I, Yossi Nezhir, the undersigned accountant, hereby certify that Kadimastem Ltd. is duly registered in the State of Israel; that Mr. Asaf Shiloni and Mr. Eric Hason, who signed this agreement on its behalf, did so in my presence and are authorized to do so; and that their signatures shall be binding upon the Company.

December 9, 2021	/s/ Yossi Nezhir
Date	Signature

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